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EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 15, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 15, 2002 of Mid-State Bancshares to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN, LLP Arthur Andersen, LLP

cc: Mr. James G. Stathos, Mid-State Bancshares

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  EXHIBIT 16.1